Exhibit 10.2

EIGHTH AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS EIGHTH AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of August 29, 2012 by and between SILICON VALLEY BANK (“Bank”) and SOLTA MEDICAL, INC., a Delaware corporation (“Borrower”) whose address is 25881 Industrial Boulevard, Hayward, CA 94545.

RECITALS

A. Bank and Borrower have entered into that certain Loan and Security Agreement dated as of March 9, 2009, as amended from time to time, including by that certain First Amendment to Loan and Security Agreement dated as of March 27, 2009, that certain Second Amendment to Loan and Security Agreement dated as of June 30, 2009, that certain Third Amendment to Loan and Security Agreement dated as of March 30, 2010, that certain Fourth Amendment to Loan and Security Agreement dated as of October 15, 2010, that certain Fifth Amendment to Loan and Security Agreement dated as of April 20, 2011, that certain Sixth Amendment to Loan and Security Agreement dated as of September 12, 2011 and that certain Seventh Amendment to Loan and Security Agreement dated as of October 25, 2011 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 4.1 (Grant of Security Interest). Paragraph three of Section 4.1 of the Loan Agreement hereby is deleted and the following new paragraphs hereby are added to the end of Section 4.1 of the Loan Agreement as follows:

“Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that may have superior priority to Bank’s Lien in this Agreement).

If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) Bank no longer has any obligations to make any Credit Extensions to Borrower hereunder, Bank shall terminate this agreement and the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to one hundred ten percent (110%) of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit. When this Agreement is terminated, Bank shall promptly take all actions and execute all documents reasonably requested by Borrower, at Borrower’s sole expense, to evidence or to effect more fully such terminations.”

2.2 Section 9.1 (Rights and Remedies). Section 9.1(h) of the Loan Agreement hereby is amended and restated in its entirety to read as follows and new Sections 9.1(j) and 9.1(k) hereby are added as follows:

“(h) demand and receive possession of Borrower’s Books;

(j) for any Letters of Credit, demand that Borrower (i) deposit cash with Bank in an amount equal to one hundred ten percent (110%) of the Dollar Equivalent of the aggregate face amount of all Letters of Credit remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations related to such Letters of Credit, as collateral security for repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (ii) pay in advance all letter of credit fees schedules to be paid or payable over the remaining term of any Letters of Credit; and

(k) terminate any FX Contracts.”

2.3 Section 12.8 (Survival). Section 12.8 of the Loan Agreement hereby is amended and restated in its entirety to read as follows:

“All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements (or cash collateralization of the obligations under such Bank Services Agreements to Bank’s satisfaction), and the obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.”

2.4 Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 hereby are added or amended and restated in their entirety, as applicable:

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“EBITDA” shall mean (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense of Borrower and its Subsidiaries on a consolidated basis, plus (e) non-cash compensation expenses or other non-cash expenses or charges incurred during such period arising from the sale of stock, the granting of stock options, stock appreciation rights and other similar arrangements of Borrower and its Subsidiaries, plus the fair value of the contingent consideration liability associated with the Liposonix acquisition, in as much as these impact the income statement.

“FX Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“Letter of Credit” is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.

“Leverage Ratio” means a ratio of (i) all funded Indebtedness (other than Indebtedness under the Mezzanine Loan Documents) owing from Borrower to Bank to (ii) trailing twelve (12) month EBITDA.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the IP Agreements, the Guaranty, the Security Agreement, any Bank Services Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Mezzanine Loan Documents” mean the “Loan Documents” as such term is defined that that certain Loan and Security Agreement by and between Bank and Borrower dated as of August 29, 2012.

“Obligations” are any Credit Party’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts any Credit Party owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of any Credit Party assigned to Bank, and the performance of any Credit Party’s duties under the Loan Documents.

“Total Consolidated Indebtedness” means outstanding Indebtedness for borrowed money, including all outstanding Indebtedness for borrowed money under the Loan Documents (but excluding Indebtedness under the Mezzanine Loan Documents) and all capital lease obligations.

2.5 Section 13 (Definitions). Subsections (a) and (h) of the defined term “Permitted Indebtedness” set forth in Section 13.1 is amended in its entirety and replaced with the following:

“(a) Borrower’s Indebtedness to Bank under this Agreement, the Mezzanine Loan Documents and any other Loan Document;”

“(h) Indebtedness (i) between Borrower and any of its Subsidiaries which are Guarantors or among any of Borrower’s Subsidiaries which are Guarantors or (ii) between Borrower and any of its Subsidiaries which are not Guarantors or among any of Borrower’s Subsidiaries which are not Guarantors; provided that the aggregate amount of such Indebtedness in this subsection (ii) does not exceed One Million Dollars ($1,000,000) at any time;”

2.6 Section 13 (Definitions). Subsection (d) of the defined term “Permitted Investments” set forth in Section 13.1 is amended in its entirety and replaced with the following:

“(d) Investments (i) in or to Borrower or any of its Subsidiaries which are Guarantors or (ii) in or to any of Borrower’s Subsidiaries which are not Guarantors in an amount not to exceed Two Million Dollars ($2,000,000) per month;”

2.7 Section 13 (Definitions). Subsection (a) of the defined term “Permitted Liens” set forth in Section 13.1 is amended in its entirety and replaced with the following:

“(a) (i) Liens securing Permitted Indebtedness described under clauses (b) and (c) of the definition of “Permitted Indebtedness”, (ii) Liens arising under this Agreement, the Mezzanine Loan Documents or other Loan Documents or (iii) Liens existing as of the Effective Date and disclosed on the Perfection Certificate;”

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on the Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on either Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

6. Effectiveness. This Amendment shall be deemed effective upon (i) the due execution and delivery to Bank of this Amendment by each party hereto and (ii) Borrowers’ payment of all Bank Expenses, which may be debited from any Borrower’s accounts with Bank.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK SILICON VALLEY BANK		BORROWER SOLTA MEDICAL, INC.

By:	/s/ David M. Sabow	By:	/s/ John F. Glenn
Name:	David Sabow	Name:	John F. Glenn
Title:	SRM	Title:	CFO

[Signature Page to Eight Amendment to Loan and Security Agreement]